Exhibit 10.2

TANNER FINANCIAL SERVICES INC.

MEMORANDUM OF UNDERSTANDING:
SYNDICATED LEASE TRANSACTIONS WITH VENDOR RECOURSE

1.0    GENERAL

This memorandum of understanding shall serve to define the terms and conditions of syndicated business transactions undertaken and/or to be undertaken between Tannor Financial Services Inc., 4A-385 Fairway Road, Suite 183, Kitchener, Ontario, N2C 2N9, hereinafter referred to as (the Lessor) and Pay By The Day Company Inc., 2nd Floor West, 193 Jardln Drive, Concord, Ontario, L4K 1X5, hereinafter referred to as (the Vendor) This document, when executed, shall constitute a de facto contract between the parties for the purpose of structuring syndicated transactions.

2.0    TERMS AND CONDITIONS:

2.1    PAYMENTS:

Tanner Financial Services Inc. shall pay the vendor the full amount of the contracted lease obligation for approved Level A Credit applicants. Tanner Financial Services Inc. will pay the vendor 90% of the contracted lease obligation amount for approved Level B and C Credit applicants.

2.2    1ST PAYMENT RECOURSE AGREEMENT OBLIGATION ON B AND C CREDIT:

Tanner Financial Services Inc. shall make every effort to undertake a full due diligence and follow standard operating procedures on all syndicated lease transactions. The Lessor agrees to share lessee credit information with the Vendor as part of the shared risk and credit approval process.

If at any time or from time to time we, the Lessor, give you, the Vendor, written notice that an event of 1st payment default under the Agreement has occurred and is continuing and request that you repossess the Equipment, if repossession can occur, you agree to do so promptly, in its then condition and location within Canada. The value of the equipment at time of default equals the Outstanding Amount as per the Amortization Schedule at that time including any late charges and/or accumulated interest.

In the event of 1st payment default on any syndicated lease transactions, the Vendor will become wholly responsible for the outstanding amount(s) remaining on said transaction(s). The Lessor will provide the Vendor with an amortization schedule of the lease(s) in default and reserves the right to deduct the outstanding monies owed to the Lessor from future payouts to the Vendor. If no future payouts are forthcoming, the outstanding amount is due from the Vendor. The Lessor is only entitled to receive the amount stipulated in the Amortization Schedule plus agreed upon substantiated costs or expenses, if any, related to the defaulted lease. Once the Lessor receives payout from the Vendor for the Lease Agreement, we will assign to the Vendor, all of our right, title and interest in the Agreement, any amounts due thereunder and the Equipment, without recourse to and without representation or warranties by the Lessor, of any kind whatsoever.

Tanner Financial Services Inc. 4A-385 Fairway Road, Suite 182, Kitchener, Ontario. N2C2N9

2.3    REPUDIATION AND DEFAULT:

Should the lessee(s) default on their first pre-authorized debit payment, and attempts by the Lessor to have to Lessee bring the account back into good standing fail, it shall be conclusively presumed and deemed that the lessee has repudiated the lease agreement and the Lessor may accept such repudiation. The Lessor will then notify the Vendor by pre-paid courier, regular mail or fax of the occurrence of said default along with the lessee amortization schedule specifying the monies outstanding and needing to be satisfied. Once the Vendor has received this notification, the Lessor will initiate the Vendor Recourse Agreement.

The Lessor agrees to do all within its power to return a lease back to good or current standing once the first payment has been missed or the lease becomes in default. The lessee will be given 15 days notice to bring the account back into good standing. The Lessor will then allow an additional 15 days before the outstanding lease amount becomes due from the Vendor. We, the Lessor, will endeavor to minimize the financial liability of the Vendor in any of the syndicated [ease transactions that are deemed to be in default.

2.4    LEASE APPROVAL/DECLINE CRITERIA:

The Lessor will approve a lease application received from the Vendor under the following guidelines and/or circumstances:

1) Completed lease agreement including personal guarantee of lessee or homeowner with S.I.N. number, driver's license photo ID, name of spouse and spouse's S.I.N. number (if applicable).

ii) Credit bureau has proved to be satisfactory to both Lessor and the Vendor.

iii) Signed delivery & acceptance certificate from the Lessee in the form of a signed waybill. This will show that the lessee has received the goods and is satisfied they have received the product they have contracted to purchase.

iv) Lessee agrees to Pre-Authorized Payment Plan whereby monthly payment will automatically be withdrawn from their bank account.

v) Automatic Payments will be debited from the Lessee's bank account on the 15th or 24th day of each month commencing 30 days from acceptance and delivery. Based on the date of the acceptance and delivery, the first auto-debit payment will commence on the date closest to the 15th or 24th of the following month.

vi) The Lessor will not accept a lease application under $1,000.00 CDN and there will be a maximum loan value of $5000.00 CDN.

viii) The Lessor will not accept a lease application from a person or persons that do not have a bank account.

ix) The Lessor reserves the right to decline payment to the Vendor until all paperwork has been completed and approved.

x) The Lessor reserves the right to cancel this "Agreement" with the Vendor at any time and without cause. Lease accounts current at time of cancellation are subject to the agreement conditions for the duration of the lease term.

xi) The Vendor will supply the Lessor with an original or faxed signed copy of each syndicated lease agreement at the Lessor's request.

Tanner Financial Services Inc. 4A-385 Fairway Road, Suite 182, Kitchener, Ontario. N2C2N9

2.5    RESERVE ACCOUNT – HOLDBACKS AND DISBURSMENTS:

The Lessor will add a 3% interest premium to each lease transaction to accumulate in a reserve account in the event of the one of the following two scenarios:

i) First and foremost to be applied against any monies outstanding to the Lessor caused by defaulted lease(s) to help offset the financial exposure of the Vendor should the Lessor need to invoke the Vendor Recourse Agreement.

ii) To be paid out to the Vendor upon successful completion of a lease agreement

3.0    AGREEMENT TO INDENIFY:

You agree to indemnify on demand and save the Lessor harmless of, from and against any losses, damages, penalties, forfeitures, claims, costs, expenses (including court costs and legal fees and expenses on a solicitor and his own client basis) or liabilities which may at any time be brought, incurred, assessed or adjudged against us, relating to, or arising from, the following: any alleged failure by the Vendor to comply with any applicable laws in your performance or alleged failure on the Vendors part to keep or perform any of your obligations, express or implied, with respect to this Agreement; any alleged injury to persons or property or any violation or invasion of any patent, industrial design, invention or other intellectual property rights: any government fees, charges, taxes or penalties levied or imposed in respect of the Agreement; any breach by you of any of your representation, warranties, covenants or other obligations or agreements contained in this document, or in any information provided to the Lessor by the Vendor. If the Vendor, does not pay the Lessor the amount when due hereunder, you shall pay interest on such amount, until received by Lessor, at an annual rate of interest equal to 18%. All of the indemnities and agreements contained in this paragraph shall survive and continue in full force and effect, notwithstanding termination of this document or the agreement.

4.0    MISCELLANEOUS

Any notice, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be effectively given or made if:

i)  delivered personally,

ii)  sent by prepaid courier service, or

iii) sent by fax.

Notices addressed to the Vendor shall be to the Vendors address set forth on the first page of this document.

Any notice or other communication so given, or made shall be conclusively deemed to have been given or made and to have been received (i) when so personally delivered, (ii) if sent by fax on the day of sending of the same, provided that such a day is a business day in the place of the address and if not, on the first business day thereafter, or (iii) on the date of receipt, if sent by private courier. Any party hereto may from time to time change its address for notice by notice to the other party hereto given in the manner aforesaid.

This document is made pursuant to the laws of the Province of Ontario and the laws of Canada applicable therein and shall be governed by and construed, Interpreted and performed in accordance therewith.

Tanner Financial Services Inc. 4A-385 Fairway Road, Suite 182, Kitchener, Ontario. N2C2N9

Any agreement between the Lessor and the Vendor does not release the Lessee from their responsibilities under the lease agreement.

If the foregoing meets with your approval, kindly so indicate by signature under the words "Accepted and Approved" at the end of the signed duplicate of this document and return the duplicate to the Lessor, whereupon this document shall constitute an agreement between us, effected as of the date set forth on the bottom of this document.

ACCEPTED AND APPROVED:

PAY BY THE DAY COMPANY INC.

EXECUTED ON:     July 28/08

Jordan Starkman	President	/s/ Jordan Starkman
Name	Title	Signature

Tanner Financial Services Inc. 4A-385 Fairway Road, Suite 182, Kitchener, Ontario. N2C2N9